C. K. COOPER & COMPANY Our Insight, Your Growth

July 29, 2010

Mr. Dwight Babcock
IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354

RE: Amendment of Sales Agreement, Dated April 22, 2010

Dear Mr. Babcock:

Reference is hereby made to that certain Sales Agreement between us, dated as of April 22, 2010 (the "Sales Agreement"). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Sales Agreement shall be amended as follows:

1. Section 11(d) of the Sales Agreement is hereby amended in its entirety to read as follows: "Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the first to occur of (i) December 31, 2010, and (ii) the issuance and sale of the Maximum Amount of Shares through CKCC pursuant to this Agreement."

This letter shall be construed in connection with and as part of the Sales Agreement, and all terms, conditions, and covenants set forth in the Sales Agreement and each other instrument or agreement referred to therein, as applicable, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

18300 Von Karman Ave., Suite 700, Irvine, California 92612
TEL: 949 477-9300  FAX: 949 477-9211  TOLL-FREE: 888 477-9301  administration@ckcooper.com

To acknowledge your acceptance of the terms of this letter, please so indicate in the space provided below.

Sincerely,

C. K. Cooper & Company, Inc.

/s/ Alexander G. Montano
Alexander G. Montano
Managing Director

Accepted and agreed as of the date first above written:

IsoRay, Inc.

/s/ Dwight Babcock
Dwight Babcock
Chief Executive Officer